James A. Vellenga retires; Daktronics board of directors appoints Kevin P. McDermott to the board and nominates John P. Friel

BROOKINGS, S.D. - June 23, 2015 - Daktronics, Inc. (Nasdaq DAKT) announced today the retirement of director James A. Vellenga from its board of directors effective September 2, 2015. The board has selected Kevin P. McDermott and John P. Friel as independent directors. Mr. McDermott fills the vacancy created by the May 1, 2015 retirement of Bruce W. Tobin, and his appointment is effective immediately. Mr. Friel is nominated to fill Mr. Vellenga’s vacancy, and he will stand for election at the September 2, 2015 annual meeting of shareholders.

Mr. Vellenga had served on the Daktronics board of directors since 1997. He is a member of the nominating and corporate governance and audit committees. Reece A. Kurtenbach, chairman, president and CEO, recognized Mr. Vellenga’s leadership and dedication to Daktronics, “Jim promoted our drive for innovative solutions and provided key oversight in our governance and audit areas. We are grateful for his contributions and wish him and his family the best through retirement.”

Kurtenbach continued, “We are pleased to welcome two highly qualified business leaders to the Daktronics board of directors. Mr. Friel brings extensive global general management knowledge and practice. He has strong experience in building and growing businesses, especially in technical product development and global expansions, which align with many of our initiatives and strategies. Mr. McDermott brings significant expertise in the area of financial and internal control reporting by publicly traded companies. This expertise aligns with our responsibility and commitment to provide oversight for our shareholders and others relating to the integrity of our financial statements and related filings.”

John P. Friel served for 30 years in various capacities at MEDRAD, Inc., a global company that designs, develops, manufactures, sells, and supports medical devices. He joined MEDRAD in the accounting area and earned a promotion to treasurer and vice president in corporate planning in 1986 and the business development area in 1987. He then served as executive vice president of sales and marketing from 1989-1995, senior vice president and general manager from 1995-1998, and as president and CEO from 1998-2010. The company received the Malcolm Baldrige National Quality Award twice during his tenure - in 2004 and again in 2010. Mr. Friel is currently the managing director at Preservation Technologies LP, the director of the medical device industry segment at Blue Water Growth LLC, and a business consultant and board member of various companies in his position at Five Radicals LLC. He holds a Master of Arts in law and diplomacy from Tufts University and Bachelor of Arts in political science and Bachelor of Science in accounting from Pennsylvania State University.

Kevin P. McDermott joins the board of directors with 33 years in various capacities with the accounting firm of KPMG LLP, including audit engagement partner, SEC reviewing partner, professional practice partner, and in the firm’s Office of General Counsel. In addition to fulfilling professional obligations related to audits of financial statements and internal control over financial reporting, he assisted clients with financial and operational issues, acquisition due diligence, personnel performance, and corporate governance. In his capacity as SEC reviewing partner, Mr. McDermott performed concurring partner reviews of audits of financial statements and internal control over financial reporting for publicly held audit clients. While in the Office of General Counsel, he provided assistance on a privileged basis to the firm and outside counsel in various SEC and PCAOB investigations and third party litigation matters. Although Mr. McDermott retired from KPMG LLP, he provides litigation support consulting services on a part time basis. He is a licensed Certified Public Accountant in Tennessee and New York and holds a Bachelor of Science in economics from South Dakota State University.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: http://www.daktronics.com, email the company at

investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company’s SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

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